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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 24, 2014
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VMWARE, INC.
(Exact name of Registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-33622 (Commission File Number)	94-3292913 (I.R.S. Employer Identification No.)

3401 Hillview Avenue, Palo Alto, CA (Address of Principal Executive Offices)	94304 (Zip code)
Registrant’s telephone number, including area code: (650) 427-5000
N/A
(Former Name or Former Address, if changed since last report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.
On February 24, 2014, VMware, Inc. (“VMware”) completed its previously announced acquisition of A.W.S. Holding, LLC (“AirWatch Holding”) pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among VMware, Aikman Acquisition Corp., a wholly owned subsidiary of VMware, AirWatch Holding and Representative named therein. Pursuant to the terms of the Merger Agreement, Aikman Acquisition Corp. merged with and into AirWatch Holding, with AirWatch Holding continuing as the surviving entity. As a result of the merger, AirWatch Holding became a wholly owned subsidiary of VMware.
At closing, VMware paid approximately $1,181 million in cash (including the escrow described below), assumed approximately $139 million in unvested equity awards and will pay approximately $225 million to designated founders and key executives of AirWatch Holding in either cash or VMware stock, at the option of VMware, pursuant to the Merger Agreement and installment payment agreements, subject to specified employment conditions.
VMware deposited into escrow $115 million of the total merger consideration (“Escrow Cash”) otherwise payable in the merger to holders of AirWatch Holding units and equity awards. This amount will be held in escrow to cover indemnification claims under the Merger Agreement for a period of 18 months (or longer in certain cases) following the completion of the merger, subject to extension for any unresolved indemnification claims. Approximately $75 million of the Escrow Cash is payable to designated AirWatch Holding founders and key executives in either cash or VMware stock, at the option of VMware, pursuant to the Merger Agreement and escrow agreement, subject to specified employment conditions and indemnification claims, if any.
The foregoing description of the merger is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibits 2.1 and 2.2 hereto and is incorporated herein by reference. The Merger Agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about AirWatch Holding or VMware. The Merger Agreement contains representations and warranties of each of AirWatch Holding and VMware as of specified dates that are qualified by information in confidential disclosure schedules delivered in connection with signing the Merger Agreement. The assertions embodied in these representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

2.1	Agreement and Plan of Merger, by and among VMware, Inc., Aikman Acquisition Corp., A.W.S. Holding, LLC and the Representative named therein, dated January 21, 2014.*

2.2	Amendment No. 1 to Agreement and Plan of Merger, by and among VMware, Inc., Aikman Acquisition Corp., A.W.S. Holding, LLC and the Representative named therein, dated February 24, 2014.*

* Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. VMware hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMware, Inc.
Date: February 24, 2014	By:	/s/ Jonathan C. Chadwick
Jonathan C. Chadwick
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among VMware, Inc., Aikman Acquisition Corp., A.W.S. Holding, LLC and the Representative named therein, dated January 21, 2014.
2.2	Amendment No. 1 to Agreement and Plan of Merger, by and among VMware, Inc., Aikman Acquisition Corp., A.W.S. Holding, LLC and the Representative named therein, dated February 24, 2014.